Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
469.398.7255 main fax	Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR CEO ADOPTS STOCK TRADING PLAN

Irving, TX – March 13, 2008 – Fluor Corporation announced today that Alan Boeckmann, Chairman and Chief Executive Officer, has adopted a prearranged stock trading plan to sell a portion of his Fluor shares over time as part of his individual long-term asset diversification strategy.  The stock trading plan was adopted in accordance with guidelines specified under Rule 10b5-1 under the Securities Exchange Act of 1934 and Fluor’s policy regarding stock transactions.

Under the plan, Mr. Boeckmann may sell up to 20,000 shares per month beginning in April 2008 and ending in December 2008.  Upon completion of the planned sales under his Rule 10b5-1 Plan, Mr. Boeckmann will continue to significantly exceed the Company’s stock ownership guidelines.

Rule 10b5-1 allows corporate officers and directors to adopt written, pre-arranged stock trading plans when they do not have material, non-public information. Using these plans, insiders can gradually diversify their investment portfolios and can spread stock trades out over an extended period of time to reduce any market impact.

Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 500 company with revenues of $16.7 billion in 2007.  For more information, visit www.fluor.com.

(FLRF)